Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated March 19, 2014

Supplementing the Preliminary Prospectus dated February 28, 2014

Registration No. 333-193577

Registration Statement Filed Pursuant to Rule 462(b) dated March 18, 2014

Registration No. 333-194648

March 19, 2014

This free writing prospectus of Oxbridge Re Holdings Limited relates only to the securities described in, and should be read together with, the preliminary prospectus, dated February 28, 2014 (the “Preliminary Prospectus”), included in Amendment No. 1 to the Registration Statement on Form S-1 (SEC File No. 333-193577) of Oxbridge Re Holdings Limited, as filed with the Securities and Exchange Commission on February 18, 2014 (as so amended, the “Registration Statement”), including the section entitled “Risk Factors,” before deciding to invest in the securities described below. Oxbridge Re Holdings Limited has also filed a Registration Statement under Rule 462(b) dated March 18, 2014 (SEC File No. 333-194648). To review a copy of the current registration statement and preliminary prospectus, please review our filings on the SEC website at http://www.sec.gov. Our central index key, or CIK, on the SEC website is 0001584831.

Terms used but not defined herein shall have the meanings ascribed to them in the Preliminary Prospectus.

This free writing prospectus is being provided solely to reflect an increase in the maximum size of the offering from 4,250,000 units to 4,884,650 units, with the following being the revised offering terms:

Issuer:	Oxbridge Re Holdings Limited

Securities Offered:	A minimum of 1,700,000 and a maximum of 4,884,650 units. Each unit consists of one ordinary share, $0.001 par value, and one warrant.

Description of Ordinary Shares:	The ordinary shares constitute common equity of the Company and have no pre-emptive, redemption or conversion rights. The ordinary shares will generally be entitled to one vote per share other than in the circumstances noted in the Articles.

Ordinary Shares Outstanding After the Offering:	Assuming that we sell the minimum number of units, we will have 2,815,350 ordinary shares outstanding, and assuming that we sell the maximum number of units, we will have 6,000,000 ordinary shares outstanding (not including the ordinary shares underlying the warrants offered hereby).

Additional Changes from Preliminary Prospectus dated February 28, 2014

Information presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the increase in the maximum size of the offering from 4,250,000 units to 4,884,650 units. Such conforming changes in the Preliminary Prospectus include, without limitation, the following:

•	In the “Use of Proceeds” section of the Preliminary Prospectus, the gross proceeds from the offering, if the maximum number of offered securities is sold, is increased from $25,500,000 to $29,307,900, and the amount of offering expenses and net proceeds from the offering is proportionately increased.

•	In the “Capitalization” section of the Preliminary Prospectus, the third column of the table is deemed to be proportionately adjusted to reflect the increase in the maximum size of the offering.

•	In the “Dilution” section of the Preliminary Prospectus, the disclosure applicable to a maximum offering is revised to indicate that the sale of the maximum number of units in the offering will represent an immediate decrease of $0.80 in the pro forma as adjusted net tangible book value of $6.44 per ordinary share to existing shareholders, as well as an immediate dilution of $0.36 per ordinary share to you.

•	In the “Principal Shareholders” section of the Preliminary Prospectus, the last column of the table (reflecting the beneficial ownership percentages of the listed parties after giving effect to assumed maximum offering) to reflect the increased maximum offering size, resulting in a proportionate reduction in the percentages in such column.

In addition to the foregoing, other information presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the increase in the maximum size and is deemed to be conformed to the increase.

Oxbridge Re Holdings Limited, the issuer, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement, any relevant free writing prospectuses and other documents that Oxbridge Re Holdings Limited has filed with the SEC for more complete information about Oxbridge Re Holdings Limited and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

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